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                                                                    EXHIBIT (11)




                             WALL STREET DELI, INC.
                                AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                           For the Year Ended
                                                           --------------------------------------------------
                                                           June 29, 1996       July 1, 1995      July 2, 1994
                                                           -------------       ------------      ------------
 Shares:
    Weighted average number of common
        shares outstanding                                    3,407,874          3,388,559         3,333,132
    Effect of shares issuable under stock option
       and stock purchase plans as determined by
       the treasury stock method                                    -0-             34,142            48,760
                                                           ------------       ------------      ------------

    Weighted average number of common
       shares outstanding as adjusted                         3,407,874          3,422,701         3,381,892
                                                           ============       ============      ============
 Per common share computations:
    Net income (loss)                                      $ (2,547,706)      $   (921,011)     $  1,956,807
                                                           ============       ============      ============

    Per common share                                       $       (.72)      $       (.27)     $        .58
                                                           ============       ============      ============





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